                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered on May 10, 2005 by and between PROXYMED, INC., a Florida corporation headquartered in Atlanta, Georgia (the "Company"), and JOHN LETTKO, an individual currently residing in Orinda, California ("Executive").

      WHEREAS, Executive has more than 20 years of CEO and senior executive experience in financial service related transaction and data transmittal, processing, analysis and storage businesses; and

      WHEREAS, the Board of Directors of the Company (the "Board") is willing to employ Executive as its Chief Executive Officer reporting directly and solely to the Board, and to employ him in such capacity, and Executive desires to obtain such employment on, and subject to, the terms and conditions set forth in this
Agreement:

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1. Term. The initial term of this Agreement shall commence on May 10th, 2005 (the "Effective Date"), and shall continue for an initial period of four (4) years and shall be automatically renewed from year to year thereafter (hereafter, the initial term and any renewals thereof shall constitute the "Term"), unless either party provides the other party with notice of its intent not to renew this Agreement not less than ninety (90) days prior to the expiration of the then-current Term, or unless this Agreement is earlier terminated in accordance with the terms in Section 5. Any decision by the Company not to renew this Employment Agreement shall entitle Executive to treat his employment as having been terminated by the Company Without Cause on the last day of the then current Term for purposes of Section 5 below.

2.    Position; Duties; Loyalty.

      a) Position. Executive will be employed by Company and shall render service to Company as its CHIEF EXECUTIVE OFFICER, reporting directly and solely to the BOARD, pursuant to the terms, provisions and conditions hereinafter set forth. Executive shall also, within 60 days following the Effective Date, be appointed to, and serve as a director on the Board, and shall continue to so serve as a director until the first annual meeting of the Company occurring after the Executive's initial appointment to the Board. The Board shall use its best efforts to nominate Executive for re-election to the Board at such annual meeting and at each subsequent annual meeting at which he would otherwise be up for reelection if still the CEO. Any failure to nominate Executive to the Board whenever he would otherwise be eligible for re-election to the Board, other than due to or following the termination of his employment with the Company or failure by Executive to meet the applicable requirements for Board membership, shall constitute a breach of this Agreement. Executive, on written notice from the Board to Executive, shall also serve as an officer and/or director of one or more Affiliates of the Company at the pleasure of the Board of Directors.

      b) Duties. Executive shall be employed by Company on a full-time, exclusive basis. The parties contemplate that Executive shall perform his duties primarily in one or more of the Company's offices during the first 18 months of the Term. Thereafter, Executive shall, subject to approval of the Board, have the right to designate the corporate office location of the Company, and Executive shall relocate, if necessary, to such corporate office location. Executive will be required to travel on business, to the extent customary and usual for Executive's position. Executive shall perform such duties and have such authority and responsibilities customarily accompanying his/her position and as reasonably directed by the BOARD OF DIRECTORS of the Company consistent with the Executive's position. Specifically, and without limitation, Executive shall perform the duties and have the authority and responsibilities customarily accompanying those of a CHIEF EXECUTIVE OFFICER of a public company, including without limitations, those prescribed by the Company's By-laws.

      c) Loyalty. Executive shall devote his full business time and attention to the Company and shall give Executive's reasonable best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Except as may be authorized in writing by the Board of Directors of the Company, Executive shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations except for (i) an Affiliate; (ii) any passive investments; and (iii) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries. As used herein, the term "Affiliate" shall refer to any entity that is owned or controlled by, under common ownership or control with, or which owns or controls the Company or any of its subsidiaries, now or in the future. Nothing herein shall restrict Executive's passive stock and other investments consistent with applicable law and the Company's Insider Trading policy and Code of Ethics, or preclude Executive from addressing in a reasonable manner from time to time, during or outside of regular business hours, any personal family, financial, health or legal matters that may arise. In addition, nothing herein shall preclude Executive from serving on any trade or industry organization board or charitable or community board, with the written consent of the Board.

         d) Investment. No later than 5 days after the Effective Date, or such other time as shall be established by the Board of Directors in accordance with the Company's Insider Trading policy, the Executive shall purchase no less than $500,000 of the common shares of the Company at the closing price on the Effective Date. Such shares shall be unregistered and subject to restrictions on transfer. The Company shall use good faith efforts to register such shares at the earliest possible opportunity in the Company's next commercial registration of common shares.

3.    Compensation and Expenses.

      a) Salary. In consideration for the services rendered by the Executive under this Agreement, Company shall pay the Executive a base salary of not less than $400,000 per annum (such salary rate if and as increased from time to time, the "Base Salary") in accordance with the Company's customary payroll practices (but not less frequently than monthly). Executive performance reviews (with or without a salary increase) will be conducted at least annually by the Compensation Committee or as otherwise agreed to by the parties in writing. The Company shall adjust Executive's Base Salary for any salary increases approved in writing by the Board of Directors or its Compensation Committee in its sole discretion.

      b) Incentive Compensation. The Executive shall be entitled to and may earn such annual bonuses ("Bonuses") as may be awarded from time to time by the Compensation Committee or the Board of Directors of the Company, sitting as a whole or in committee, in its sole discretion, including, but not limited to, pursuant to any bonus plan ("Bonus Plan") implemented by the Compensation Committee or the Board, and to participate in any stock option plans ("Stock Option Plans"), or any plan providing for restricted stock share or unit awards or any other equity-based awards, or cash-based long-term incentive awards, or any other Bonus Plans which the Company may now have or in the future develop and for which the Executive or executive officers generally qualify for eligibility under the terms of such plan.

      c) Initial Stock Options. Executive will receive on the Effective Date an initial stock option grant , and agreement in the form attached hereto as Exhibit A (updated to reflect this Section 3(c)) and incorporated herein by reference, which option shall have a ten (10) year term, and which shall allow Executive to purchase all or any part of up to 400,000 shares of ProxyMed common stock (the "Stock Options") at its fair market value defined as the price at which common stock is reported to have traded on the NASDAQ System at the close of business on the Effective Date. The options will vest over a four (4) year period pro rata (1/48 each month) with the first monthly installment vesting thirty (30) days following the Effective Date. In addition, 200,000 10-year options to purchase ProxyMed common stock at its fair market value on the Effective Date will be granted on the Effective Date to the Executive with performance vesting triggers at $15, $20, $25 and $30 for 50,000 shares each such that 50,000 shares will vest when the closing stock price reaches the trigger amount for each such 50,000 share option for ten (10) consecutive trading days. The Stock Options described above and granted hereunder, for an aggregate of 600,000 shares (collectively the "Initial Stock Options") shall be governed exclusively by and issued in accordance with the terms of the ProxyMed 2002 Stock Option Plan, as amended through 2004 (the "2002 Option Plan") attached hereto as Exhibit B and incorporated herein by reference; subject, however, to the express terms of this Section 3(c) and of this Agreement generally (as it relates to the Initial Stock Options). Specifically, such Initial Stock Options shall provide that, once vested, they shall remain fully exercisable until the earlier of the tenth anniversary of the option grant date or the date that is 18 months following the termination of Executive's Employment with the Company, and that they shall be fully vested in the event of a Change of Control (as defined in the 2002 Option Plan). In addition, in the event of a Change of Control any excise taxes incurred on any accelerated vesting of Executive's stock options, whenever granted, shall be covered by a full excise tax gross up, and the Company shall defray fully any income and excise tax due on such gross up. In the event of termination due to death or disability, Executive's options shall vest, and shall be exercisable in accordance with the terms of the 2002 Option Plan, except as otherwise set forth in this Agreement. Finally, for avoidance of doubt, in the event of any discrepancy, the provisions of this Section 3(c) and this Agreement (as it relates to the Initial Stock Options), if more favorable to Executive, shall control over the form of option agreement attached hereto as Exhibit A.

      d) Annual Bonus Opportunity. Each year, Executive may earn a target annual cash bonus of 100% of Base Salary (the "Target Bonus"), based on such award criteria as may be set, and such final earned award determinations as may be made from time to time at the discretion of the Compensation Committee or the Board of Directors of the Company or pursuant to an Incentive Compensation Plan (as defined herein) ( the "Annual Bonuses"). By not later than June 30th, 2005 or as otherwise agreed to by the parties in writing, the Compensation Committee (or the Board) and Executive shall negotiate, subject to the final approval of the Board (if applicable), within 30 days thereafter, an incentive compensation plan for Executive for 2005 with objective performance criteria (the "2005 Incentive Compensation Plan"), which will be incorporated into this Agreement at the time it is placed into effect. Thereafter, each year, after consulting with Executive, the Compensation Committee (or the Board), in its sole discretion, shall put in place an updated annual bonus plan providing Executive with at least the same size target annual bonus opportunity (when expressed as a percentage of current salary) as applicable for 2005 on a full-year basis.

      e) Tax Withholding. The Company shall have the right to deduct or withhold from all compensation paid to Executive hereunder any and all sums required to be withheld, including without limitation for Federal income, social security and Medicare taxes and all state and local taxes now applicable or that may be enacted and become applicable in the future.

      f)    Reimbursement of Expenses.

                  (i) During the Term, the Company shall reimburse the Executive, in accordance with the policies and procedures of the Company in effect from time to time with respect to other senior executives of the Company of similar rank and status, for all reasonable and necessary expenses and disbursements incurred, including reasonable and necessary travel (and reasonable temporary housing and related expenses in the Atlanta, Georgia area during the first 18 months of the Term), by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by the Executive to the Company of appropriate and accurate documentation therefor.

                  (ii) In addition to, but not in duplication of, any amounts contemplated by paragraph (i) above, the Company shall reimburse the Executive for all expenses incurred (not to exceed an aggregate amount of $200,000.00) to move his spouse and children to a new work location to be determined by the Executive with the prior approval of the Board. The Company may, in its sole discretion, extend such eighteen (18) month period. This will include reimbursement for closing costs on the purchase of a principal residence, which may include points and origination fees of up to 2% and other related fees, commissions payable in connection with the sale of the Executive's current residence in California, moving and/or storage of the Executive's personal belongings from California and any other real estate and travel expenses in connection with his family's relocation within the continental United States. Such relocation expenses shall be capped at $200,000.00, net of (i.e., after payment of) a one time "gross up" at maximum federal rates, plus actual state and local income and other payroll related taxes.

      h) Indemnification. Subject to Section 6(g), the Company shall indemnify the Executive with respect to any claims or liabilities asserted against him in his capacity as Chief Executive Officer of the Company and/or any Affiliate (or as a non-CEO officer of any Affiliate), and/or as a director of the Company and/or any Affiliate, to the maximum extent permitted by applicable law and the Company's current By-laws in accordance with, and subject to the terms of the Company's standard Indemnification Agreement (copy attached as Exhibit C), with such provisions for legal fee advancement as are set forth in such Indemnification Agreement The Company shall also separately provide Executive with D&O insurance on a basis and to an extent no less favorable to Executive than that applied to any other executive or director of the Company.

4.    Benefits and Perks.

      a) Vacation. The Executive shall be entitled to a yearly vacation of four (4) weeks during the first year of this Agreement, and thereafter such greater annual vacation as may be provided by the Company in writing in its then-current policies or otherwise, at full pay to be accrued and taken in accordance with the Company's policies in effect from to time ("Vacation"). Vacation shall accrue ratably during each calendar year in accordance with Company policies. Vacation not taken in one calendar year may be carried over to the following calendar year subject to any limitations set forth in the Company policies in effect from time to time. Subject to Section 5 below, Executive shall not be entitled to receive any additional compensation from the Company for Executive's failure to take all of Executive's granted vacation time. In the event Executive's employment is terminated pursuant to Section 5(b) below, any vacation time used but not earned at the time of termination shall be deducted from any monies owed to Executive, but any vacation time earned but not yet used shall be promptly paid out.

      b) Participation in Benefit Plans. Executive shall be eligible for and entitled to receive all other benefits and perquisites ("Benefits") offered or extended to any other executives of the Company.

5.    Termination.

      a) Involuntary Termination for Death or Disability. This Agreement shall terminate immediately upon Executive's death. The Company may terminate Executive's employment with the Company for Disability on 30 days prior written notice after the 6 month period referred to below, unless Executive returns to full-time active service prior to or within those 30 days. For purposes of this Agreement, "Disability" is defined to mean the inability of Executive due to illness or physical or mental infirmity (as reasonably determined by a physician selected by Executive and as reasonably confirmed by a physician acceptable to the Company) to perform Executive's duties hereunder on a full-time basis for six (6) consecutive months with reasonable accommodation by the Company. Upon termination due to death or Disability, Executive or Executive's beneficiary or estate or legal representative shall be entitled to receive the For Cause Separation Pay, plus (i) any death or disability benefits to which Executive would otherwise be entitled under Company policy and procedure, (ii) any stock options that are already vested as of the termination date; and (iii) any vested amounts under any Company-sponsored tax-qualified or non-qualified retirement, savings or profit-sharing plan or program.

      b) Termination by Company For Cause. The Company may terminate Executive's employment with the Company at any time "For Cause" effective immediately, unless stated otherwise in writing, upon giving written notice thereof to Executive, but provided that Executive has had a reasonable prior opportunity for a Board level hearing with his legal counsel present, which notice shall state with reasonable specificity the facts supporting the termination "For Cause." "For Cause" shall include the following:

            (i) Conviction of, or pleading guilty to, a felony or any misdemeanor involving moral turpitude, fraud, dishonesty or theft;

            (ii) Executive's gross negligence or significant willful misconduct relating to the Company that is materially injurious to the Company; or

            (iii) Executive's excessive use of alcohol or illegal drugs that (A) interferes with the performance of Executive's duties hereunder; and (B) continues even after written warning regarding such excessive use is actually received by Executive; or

            (iv) Any material breach by Executive of this Agreement or of any of the Company's applicable written policies then in effect (but only if timely communicated to Executive in writing), including without limitations, the Company's Code of Ethics for Officers and Directors, with prior written notice thereof by the Company, provided such notice is actually received by Executive and an appropriate period (of not less than 30 business days) to cure such material breach, if such breach is curable, is given and has expired without a cure by Executive.

      For purposes of this Agreement, an act or omission by Executive shall not be considered "willful" if done or not done in the good faith belief that such action or inaction was in, or not contrary to, the best interests of the Company.

      Any action to terminate Executive for Cause shall require a majority approval vote of the independent directors on the Board.

      Upon the Company's termination of this Agreement and Executive's employment For Cause, the Executive shall be entitled to, and the Company shall pay the Executive the following "For Cause

Separation Pay": the Executive's Base Salary and accrued benefits through the effective date of termination at the Executive's then current rate (including any applicable pro rated bonus and accrued vacation pay). Except as provided for herein or in any other written agreement, the Company shall have no other liabilities or obligations to Executive upon payment in full of the For Cause Separation Pay. In addition, Executive shall remain entitled to any stock options that are already vested as of the termination date. Executive shall also be entitled to any vested amounts under any Company-sponsored tax-qualified or non-qualified retirement, savings or profit-sharing plan or program

      c) Termination by Company Without Cause. The Company may terminate Without Cause Executive's employment with the Company or this Agreement at any time for any or no reason. Such termination by Company shall be deemed to be "Without Cause" by the Company. In the event of termination by the Company pursuant to this Section, the Executive shall be entitled to and shall receive, and the Company shall promptly pay, the following "Without Cause Separation Pay": (i) a lump sum amount equal to 12 months of Executive's Base Salary as of the date of termination; plus (ii) a lump sum amount equal to any accrued vacation not already taken and a pro rata portion of any bonus that would have been paid to Executive under any bonus plan adopted by the Company's Compensation Committee or Board of Directors for the year of termination if the Company and Executive had met the targeted goals to the date of termination; and shall also provide Executive with the continuation for 12 months from the effective date of termination of, or any equivalent lump sum payment for, all of Executive's benefits including, without limitation, all insurance benefit coverages (including all medical, dental, optical, hospital, life and short-term and long-term disability insurance coverages or any Company self-insured equivalents), on the same terms and conditions and on the same after-tax basis to Executive as had been provided to Executive prior to the termination, all of the foregoing which shall be payable in accordance with the Company's customary payroll practices then in effect. Any COBRA coverage rights shall commence after the later of the date on which the continuation rights provided in the preceding sentence end, or the date on which full payment of all of the Section 5(c)(i) amount is received. Executive shall also be entitled to any vested amounts under any Company-sponsored tax-qualified or non-qualified retirement, savings or profit-sharing plan or program Finally, subject to the provisions of Section 3(c) above in the case of the Initial Stock Options, Executive's rights with respect to his then vested stock options and any other then outstanding equity-based awards, long-term cash-based incentives and/or deferred compensation shall be governed by the applicable award agreements and plan documents. All time vesting options will continue to vest for 12 months, and one-half of all unvested performance-based options will immediately vest on the termination date. The Company shall have the right to request the execution by Executive of a mutual release agreement with mutually agreed-on language in connection with the payment of the lump sum amount referred to in Section 5(c)(i) above, but Executive's rights to such payment (and his other rights as noted above) shall not be conditioned on the execution of any such release

      d) Termination by Executive For Good Reason. Executive may terminate this Agreement for "Good Reason" by giving the Company thirty (30) days prior written notice (the "Notice Period")] to that effect, specifically stating Executive's Good Reason for terminating in sufficient detail to allow the Company to respond effectively to the notice, with the termination becoming effective on the 31st day after such notice is actually received by the Company (the "Termination Date"), unless the Company at its option cures any alleged breach, if curable, on or before the Termination Date. The stated Good Reason must be one or more of any of the reasons defined as a "Good Reason" herein. As used in this Agreement, "Good Reason" means termination by Executive only for any one or more of the following reasons:

            (i) Any reduction of Executive's then-current Base Salary or Target Annual Bonus opportunity or a failure by the Company to issue the Initial Stock Options as set forth in Section 3(c) above on a fully S-8 registered basis - in each case without Executive's prior written consent; or

            (ii) Any material breach of this Agreement by the Company, not cured within 30 days after prior written notice of such breach by the Executive;

            (iii) Any reduction, made Without Cause (as defined above), in the duties, authority, or responsibilities of the office of Chief Executive Officer of the Company. An Executive's termination for any of the foregoing Good Reasons shall be treated the same as a termination "Without Cause" by the Company for purposes of calculating separation pay, entitling the Executive to the Without Cause Separation Pay set forth in Section 5(c), including the same treatment of Initial Stock Options (subject to Section 3(c) above), any other stock options and any other then outstanding equity-based awards, long-term cash-based incentives and/or deferred compensation. Executive shall also be entitled to any vested amounts under any Company-sponsored tax-qualified or non-qualified retirement, savings or profit-sharing plan or program.

      e) Termination by Executive Without Good Reason. Executive may terminate this Agreement for any reason (other than Good Reason) or no reason at any time with not less than thirty (30) days prior written notice to the Company (such termination shall be called a termination "Without Good Reason"). After the Company receives notice of a termination Without Good Reason, the Company may by written notice to the Executive cause the effective date of any such termination to be accelerated without causing such termination to be considered a termination by the Company Without Cause, but in such case the Company shall keep Executive on its payroll for the balance of the 30 day notice period for all purposes, or provide Executive with an equivalent lump sum payment for his Base Salary, Benefits, etc. for the balance of such 30-day period - separate and apart from any other payments to which Executive may be entitled. Upon Executive's termination of his employment Without Good Reason, the Executive shall, in addition to any amounts referred to in the preceding sentence, also be entitled to, and the Company shall pay the Executive, the following "Without Good Reason Separation Pay": the Executive's Base Salary and accrued benefits through the effective date of termination at the Executive's then current rate (including any applicable pro rated bonus and earned/accrued but unused vacation pay), and any awarded but not yet paid bonus amounts or vested deferred compensation, and any vested amounts under any Company-sponsored tax-qualified or non-qualified retirement, savings or profit-sharing plan or program. Finally, subject to Section 3(c) above, Executive's rights with respect to his then vested stock options and any other then outstanding equity-based awards, long-term cash-based incentives and/or deferred compensation shall be governed by the applicable award agreements and plan documents. Except as provided for herein or in any other written agreement, the Company shall have no other liabilities or obligations to Executive upon payment in full of the Without Good Reason Separation Pay. For avoidance of doubt, a termination by Executive for any reason that is also a Good Reason shall be treated as a termination by Executive for Good Reason as set forth in Section 5(d).

      f) Return of Company Property. Upon any termination of this Agreement, Executive shall promptly return to the Company all property of the Company in Executive's possession, including Confidential Information (as defined below), provided that Executive shall have the right to retain his personal diaries and personal employment and compensation and benefits records including, without limitation, copies of this Agreement and any other cash compensation, employee benefit, stock option, restricted stock share or unit award, stock purchase, long-term incentive, deferred compensation or other employment-related plan, program, award or other agreements or documents. Executive acknowledges that the Company may withhold any compensation and benefits owed to Executive hereunder until all such property is returned in good condition, normal wear and tear excepted.

      g) Change in Control. If, within six (6) months prior to a Change of Control, as defined in Executive's Stock Option Agreement, the Agreement terminates pursuant to Section 5(c) or (d)), then, (i) any unvested options shall vest as of the date of the Change of Control and shall remain vested and exercisable as specified in Executive's Stock Option Agreement, and (ii) Executive shall receive, and the Company shall pay the Executive, the "Without Cause Separation Pay" set forth in Section 5(c) above.

6.    Covenants of Executive.

      a) Executive acknowledges that (i) the knowledge and experience that he will acquire while an employee of the Company and the services rendered to the Company are of a special, unique and extraordinary character and that his position with the Company will place him in a position of confidence and trust with customers and prospective customers and other employees of the Company and allow him access to Confidential Information (as hereinafter defined); (ii) as the Company's Chief Executive Officer, the Company is entrusting Executive with all facets of its business and all of its customer, vendor, and employee relationships; (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section are fair, reasonable and necessary to protect and preserve for the Company the benefits of Executive's employment hereunder and that such restrictions will not prevent Executive from earning a livelihood; (iv) the Company could sustain great and irreparable loss and damage if Executive in any material manner were to breach any of such covenants; (v) the Company conducts its business actively in and throughout the entire Territory (as hereinafter defined) and that other persons are engaged in like and similar business in the Territory; and (vi) Executive's duties hereunder will include sales, servicing, production, operations, marketing and/or managerial activities throughout the entire Territory on behalf of the Company.

      (b) Having acknowledged the foregoing, Executive covenants and agrees with the Company as follows:

            (i) That, during the Term of this Agreement and through the period ending twelve (12) months after the termination of his employment for any reason, including without limitation, "For Cause", "Without Cause", "For Good Reason", or "Without Good Reason", Executive will not, without the prior written consent of the Company, directly or indirectly provide services within the Territory, as hereinafter defined, that are substantially similar to those provided by Executive to the Company during the last two years of his employment hereunder, to any person, (including Executive or any third party) which is at the time, directly or indirectly in competition with the Business of the Company, as hereinafter defined, or any subsidiary or affiliate of the Company engaged in similar business with which Executive had material business dealings during his employment.

            (ii) That, during the Term of this Agreement and through the period ending twelve (12) months after the expiration or termination of this Agreement for any or no reason, including without limitation, "For Cause", "Without Cause", "For Good Reason" or "Without Good Reason", Executive will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit, divert or take away, or attempt to divert or take away, Customers, as hereinafter defined, from the Company and/or Customers of any subsidiary or affiliate of the Company engaged in similar business with which Executive had material business dealings during his employment.

            (iii) That, while in the Company's employ, and through the period ending twenty-four (24) months after the termination of his employment for any reason, Executive will not knowingly solicit, directly or by assisting others, or attempt to solicit any employee of the Company, or their affiliates with which Executive had material business dealings during and as a result of his employment, employed in the Territory or with whom Executive had material contact during the last two (2) years of his employment.

            (iv) Executive will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Executive during the entire period of employment (whether or not during working hours) which discoveries, improvements or inventions directly relate to the current business of the Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made-for-hire. Executive grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which Executive may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Executive further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Executive is still an employee of the Company at the time of such requests.

            (v) Executive agrees and acknowledges that the Confidential Information of the Company is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the exclusive use and benefit of the Company. Based on the foregoing, Executive agrees to undertake the following obligations with respect to such Confidential
Information:

                  (1) Executive agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

                  (2) Executive agrees that, except as required by Executive's duties or authorized in writing by the Company, Executive will not at any time during and for a period of three (3) years after the termination of Executive's employment with the Company, disclose, directly or indirectly, any Confidential Information of the Company to any third party; except as may be required by applicable law or court order, in which case Executive shall promptly notify Company so as to allow it to seek a protective order if it so elects; and provided that the all information constituting a trade secret under the law of the state of Georgia shall continue to be held in confidence for so long as such information constitutes a trade secret unless it becomes known within the industry outside of the Company other than due to any act or Executive;

                  (3) Executive agrees to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

                  (4) Executive agrees that, upon termination of Executive's employment by the Company or at any other time the Company may in writing so request, Executive will promptly deliver to the Company all materials constituting Confidential Information (including all copies and derivatives thereof) that are in the possession of or under the control of Executive. Executive further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (v), Executive will not make or retain any copy or extract from such materials), provided that Executive shall have the right to retain his personal diaries and personal employment and compensation and benefits records including, without limitation, copies of this Agreement and any other cash compensation, employee benefit, stock option, restricted stock share or unit award, stock purchase, long-term incentive, deferred compensation or other employment-related plan, program, award or other agreements or documents.

            For the purposes of this Section 6(b)(v), "Confidential Information" means any and all information, including derivative works, developed by or for the Company or entrusted to the Company in confidence by its customers, of which Executive gained knowledge by reason of Executive's employment by the Company, which is not generally known in any industry in which the Company is or may become engaged, but does not apply to information which is generally known to the public or the trade or in such industry, unless such knowledge results from an unauthorized disclosure by Executive. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its suppliers and customers with which the Company had dealt with prior to Executive's termination of employment with the Company, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company, together with all written, graphic and other materials relating to all or any part of the same. The Company will be entitled to all materials, including, software programs, source code, object code, specifications, documents, abstracts and summaries developed for the Company by Employee while employed by the Company. Executive acknowledges that any programs and documentation developed for the Company by Employee while employed by the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to Executive to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works or other intellectual property of the Company during the Term of this Agreement or subsequent to its termination.

            (vi) Executive acknowledges that there is no general geographical restriction contained in Section 6(b)(v) because the Company's and/or Affiliates' Customers are not confined to one geographical area or operate on a national level. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that any of the foregoing covenants would be held to be unreasonable in time or distance or scope, the time or distance or scope may be reduced by appropriate order of the court to that deemed reasonable.

Notwithstanding any other provision, nothing in this Agreement shall preclude you from discussing your employment by the Company, including, without limitation, this Agreement, any stock option, indemnification or other related agreement, or any future compensation or benefit agreement (including any future equity-based or cash-based long-term incentive award or deferred compensation agreement) or your compensation and/or benefits with your spouse, or your legal or other advisors on a confidential basis.

      c)    For the purpose of this Agreement,

            (i) "Territory" shall mean (i) the State of Georgia, and (ii) each other state listed on Exhibit D and in which the Company currently derives at least five percent (5%) of its gross revenues from such geographic area. In the event that, during the term of this Agreement, the Company's operations in any of the States listed on Exhibit D cease to generate on an annual basis at least five percent (5%) of the Company's gross revenues, Executive agrees that such states will automatically no longer be included in the definition of "Territory." In the event that, during the term of the Agreement, the Company at any time derives at least five percent (5%) of its gross revenues from any states not listed on Exhibit D, Executive agrees to execute a written addendum to this Agreement adding such states to the definition of "Territory." If such written addendum is specifically requested at an applicable future date by the Company's General Counsel (with a copy to Executive's counsel, the failure of which copy shall not be a material breach of this Agreement), Executive agrees to execute such written addendum within thirty (30) days of receiving written request and to deliver such written addendum as set forth in
Section 7(f). Executive acknowledges by initialing this paragraph below that such territorial restrictions are reasonable and necessary to protect the Company and its business.

            (ii) "Business of the Company" shall mean the provision of electronic medical information and medical claim data interchange, cost-containment services and directly related value-added products to physician offices, medical claim payers, medical laboratories, pharmacies and other healthcare institutions; including, without limitation the sale, lease and service of communication devices directly related to transmission of lab results to clinical laboratories. "Electronic medical information and medical claim data interchange" includes the processing of standard and non-standard healthcare data transactions, including without limitation, claims, eligibility inquiries, remittance advice, prescription orders and refills, and laboratory results between healthcare providers, payers and intermediaries. "Cost containment" services include arranging PPO network access, providing electronic claims repricing, bill negotiations, and network and data management to healthcare payers, including self-insured employers, medical insurance carriers, PPO's and third party administrators. Nothing herein shall preclude Executive at any time form working for a bank, credit card issuer, credit card processor or other financial services firm engaged in financial transaction data retrieval, processing, storage or transmittal activities of any kind, or any other entity engaged in electronic data exchange not involving medical information or medical claim data.

            (iii) "Customers" shall mean and include persons and entities within the Territory that are: (1) currently under contract with the Company to access Company products or services (2) currently under the sales process to access products or services offered by the Company and any subsidiary or affiliate of the Company engaged in similar business with which Executive has material business dealings during his employment, with whom or which Executive had material direct contact during the six (6) month period preceding the termination of his employment for any reason relating to the Company; and (3) any current suppliers and vendors of the Company and of any subsidiary or affiliate of the Company engaged in similar business with which Executive had material business dealings during his employment.

            (iv) "Material Contact," as used in Section 6(b)(iii), shall mean contact between Executive and each employee (A) with whom Executive dealt; or
(B) whose dealings with the Company were directly coordinated or supervised by Executive, with such contact in each of cases (A) and (B) limited to within two years prior to the date of Executive's termination from the Company;

      d) Executive confirms that Executive is not bound by the terms of any agreement with any previous Company or other party which restricts in any way Executive's use or disclosure of information or Executive's engagement in any business other than possibly the bank check imaging, collection, retrieval, processing, analysis, storage and/or transmittal business, except as Executive may disclose in a separate schedule attached to this Agreement prior to Company's and Executive's execution of this Agreement. Further, Executive represents that Executive has delivered to the Company prior to executing this Agreement true and complete copies of any agreements disclosed on such attached schedule. Executive represents to the Company that, to the best of his knowledge, Executive's execution of this

Agreement, employment with the Company and the performance of Executive's proposed duties for the Company will not violate any written obligations Executive may have to any such previous Company or other party. In any work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous Company or other party, and will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

      e) Assistance in Litigation. Subject to whatever legal rights Executive may have (all of which Executive reserves), Executive shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which the Company is, or may become, a party during Executive's employment with the Company.

      f)    Injunctive Relief.

            i) Executive acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section may cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Executive from committing any violation of the covenants and obligations set forth in this Section 6.

            ii) The Company's rights and remedies under this Section 6 are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7.    Miscellaneous.

      a) Attorney's Fees. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay their own fees and expenses, including reasonable attorney's fees and costs. However, in the event of a disputed claim, if you prevail in whole or in part by reason of litigation, arbitration or settlement, the Company shall pay your reasonable legal fees and expenses in pursuing or defending such claim. The Company shall also promptly pay for the reasonable attorney fees and expenses incurred by you in connection with negotiating this Agreement not to exceed $20,000.

      b) Successors and Assigns. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Executive except, in the case of death or disability, as provided herein and/or in any stock option or other equity-based award or deferred compensation agreements or employee benefit plan or program. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Executive, and the Executive's heirs and legal representatives, and the Company's successors and assigns.

      c) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia, without regard to the application of Georgia's principles of conflict of laws.

      d) Arbitration. Executive agrees that all controversies that may arise between Executive and the Company concerning, arising out of or relating to his employment, or to the interpretation, construction, performance or breach of this Agreement (other than for injunctive relief seeking a temporary restraining order, preliminary or interlocutory injunction, or permanent injunction from a court of competent jurisdiction, and other than any dispute relating to any shares of Company stock Executive purchases or owns at any time) shall be determined by arbitration conducted in Atlanta, Georgia, before a panel of three arbitrators. Any arbitration under this Agreement shall be pursuant to the Federal Arbitration Act and the laws of the State of Georgia. The arbitrators shall be selected, and the arbitration shall be conducted, in accordance with the rules for employment disputes promulgated by the American Arbitration Association. The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The arbitrators shall have jurisdiction to award any and all damages other than injunctive relief. Executive expressly agrees to submit all disputes (other than those seeking injunctive relief or relating to any dispute between Executive and the Company relating to any shares of Company stock he purchases or owns at any time) to arbitration and waives his right to trial by jury but only on those matters required to be arbitrated. This waiver specifically includes, but is not limited to, employment discrimination claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Insurance Security Act, and any other state or federal anti-discrimination statutes. In the event that suit is filed in court for injunctive relief, no claim that Executive may seek to assert against the Company shall be deemed to be a compulsory counterclaim, and any such claim by Executive shall be brought exclusively by arbitration.

      e) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed (in the case of the Company) to the Company's Board of Directors at its then principal office with a copy to the General Counsel, and in the case of Executive, to the Executive at Executive's most current address as shown in Executive's personnel file, or to either party hereto at such other address or addresses as Executive or the Company may from time to time specify for such purposes in a notice similarly given. Copies of any notice to Executive shall also be delivered by the Company at the same time to Executive's designated attorney or other advisor as designated by Executive in writing in accordance with this provision, failure of which notice shall not be a material breach.

      f) Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Executive and a duly authorized officer of the Company and is agreed to in a writing signed by the Executive and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

      h) Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      i) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

      k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      l) Surviving Provisions. Any portion of this Agreement which by it nature survives the termination of this Agreement, including Section 6, shall survive the termination of this Agreement.

      m) Entire Agreement. Except as modified by this Agreement and the attached incorporated agreements set forth in Exhibits A to E, all of Executive's compensation, rights and benefits are as set forth in the Company's policies in effect from time to time. Other than the Company's policies in effect from time to time, as modified in this Agreement or the attached exhibits, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement or in the attached Exhibits A to E which are expressly incorporated herein. This Agreement and such Exhibits constitute the final and entire agreement between the parties, and supercedes all prior written and oral agreements, understandings, or communications with respect to the subject matter of this Agreement.

      n) Authorization. The Company and the undersigned individual signing on behalf of the Company represent that execution of this Agreement on behalf of the Company has been approved by the Compensation Committee and, if required, the Board, that sufficient shares are available under the 2002 Stock Option Plan to cover all of the Initial Stock Option grants set forth in Section 3(c) above, and that such individual has the authority to execute this Agreement on behalf of the Board and the Company.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PROXYMED, INC.                                       EXECUTIVE

By: /s/ Kevin M. McNamara                            By: /s/ John G. Lettko
    Signature                                            Signature

Print Name: Kevin M. McNamara                        Print Name: John G. Lettko